Exhibit 21.1

Subsidiaries of Western Capital Resources, Inc.

The following are subsidiaries of Western Capital Resources, Inc.:

State of Incorporation/Organization
Wyoming Financial Lenders, Inc.	Wyoming
PQH Wireless, Inc.	Nebraska
Express Pawn, Inc.	Nevada
BC Alpha, LLC	Delaware
BC Alpha Holdings II, LLC	Delaware
J&P Park Acquisitions, Inc.	Delaware
Restorers Acquisition, Inc.	Delaware
J&P Real Estate, LLC	Delaware
Green Communications, LLC	Arizona
Green Communications, LLC	Oregon
Green Communications, LLC	Washington
Go Green, LLC	Arizona
PQH South, LLC	Delaware